UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 10, 2007

BIOPHAN TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-26057	82-0507874
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

15 Schoen Place, Pittsford, New York	14534
(Address of principal executive offices)	(Zip Code)

Copies to:
Gregory Sichenzia, Esq.
Yoel Goldfeder, Esq.
Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas
New York, New York 10018
Phone: (212) 930-9700
Fax: (212) 930-9725

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 10, 2007, our Board of Directors dissolved the Executive Committee and appointed John F. Lanzafame, our current Chief Operating Officer, as interim Chief Executive Officer until a permanent successor is selected. Mr. Lanzafame will receive annual compensation of $198,000 and options to purchase 500,000 shares of common stock of the Company for acting as interim Chief Executive Officer. In addition, Mr. Lanzafame will be entitled to additional bonus compensation based on the achievement of certain milestones.

John F. Lanzafame joined Biophan in 2004 and has served as Vice President-Business Development and President of Nanolution, LLC, the drug delivery division of Biophan. In 2006, Mr. Lanzafame was promoted to Chief Operating Officer of Biophan and currently leads operations and business development for the Company. From 1989 to 2004, Mr. Lanzafame was employed by STS Biopolymers, Inc., a privately held medical device company that marketed high performance polymer-based coatings for the medical device industry, including drug eluting surfaces for devices such as coronary stents and indwelling catheters, serving in a variety of positions from 1989 to 2003 and as President beginning in 2003. Mr. Lanzafame left STS Biopolymers in 2004, following sale of the company to Angiotech Pharmaceuticals. Mr. Lanzafame is a member of the Board of Directors of NaturalNano, Inc., the principal owner of which is Technology Innovations, LLC. NaturalNano has entered into a research and development agreement with us for drug eluting technology.

Item 9.01 Exhibits.

Exhibit Number   Description

10.1	Executive Employment Agreement, dated September 9, 2004, by and between Biophan Technologies, Inc. and John Lanzafame (incorporated by reference to Form 10-KSB/A filed on June 22, 2005).

10.2	Amendment to Executive Employment Agreement by and between Biophan Technologies, Inc. and John F. Lanzafame, dated September 10, 2007.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOPHAN TECHNOLOGIES, INC.

Dated: September 13, 2007	By:	/s/ Robert J. Wood
Name: Robert J. Wood
Title: Interim Chief Financial Officer